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                                                                   Exhibit 10.19


                     INNOVATION TECHNOLOGY PARTNERS, L.L.C.

                               OPERATING AGREEMENT

         THIS OPERATING AGREEMENT (this "Agreement") is entered into as of the 19th day of June, 2000, by and among the parties identified on the signature pages hereto.

                              EXPLANATORY STATEMENT

         WHEREAS, Innovation Technology Partners, L.L.C. was formed under the laws of the State of Delaware on June 8, 2000;

         WHEREAS, the parties hereto caused the formation of the Company and wish to confirm the admission, which for all purposes shall be deemed effective as of June 19, 2000, of the parties identified on Schedule A as members of the Company.

         NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

                                   SECTION I

                                  DEFINED TERMS

         The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

         "Act" means the Delaware Limited Liability Company Act, 6 Del. Code ss. 18-101 ET SEQ. as amended from to time.

         "Adjusted Capital Account Deficit" means, with respect to any Unit Holder, the deficit balance, if any, in the Unit Holder's Capital Account as of the end of the applicable taxable year, after giving effect to the following adjustments:

                  (i) the deficit shall be decreased by the amounts which the Unit Holder is obligated to restore under Section 4.4.2, or is deemed obligated to restore under Regulation Section 1.704-2(g)(2) and (i)(5); and

                  (ii) the deficit shall be increased by the terms described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).




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         "Adjusted Capital Contribution" means, as of any day, a Unit Holder's total Capital Contributions less all amounts actually distributed to the Unit Holder under Sections 4.1, 4.2 and 7.2. hereof. The amount of any such distribution shall be decreased by the amount of Company liabilities assumed by the Unit Holder or secured by any Company property distributed to the Unit Holder. If any Interest is transferred in accordance with the terms of this Agreement, the transferee succeeds to the Adjusted Capital Contributions of the transferor to the extent the Adjusted Capital Contributions relate to the Interest transferred.

         "Affiliate" means, with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 50% or more of the voting interests of such Person,
(ii) each Person that controls, is controlled by or is under common control with each Person or any Affiliate of such Person, (iii) each of such Person's officers, directors, managers, joint venturers, members and partners, or (iv) such Person's spouse, children, siblings and parents. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting interests, by contract or otherwise.

         "Agreement" means this Operating Agreement, as amended from time to time.

         "Board of Managers" means the Board of Managers of the Company as established pursuant to Section 5.1 of this Agreement.

         "Capital Account" means the account to be maintained by the Company for each Unit Holder in accordance with the following provisions:

                  (i) a Unit Holder's Capital Account is credited with the Unit Holder's Capital Contributions, the amount of any Company liabilities assumed by the Unit Holder (or which are secured by Company property distributed to the Unit Holder), the Unit Holder's allocable share of Profits and any item of income or gain specifically allocated to the Unit Holder under the provisions of
Section IV; and

                  (ii) a Unit Holder's Capital Account is debited with the amount of money and the fair market value of any Company property distributed to the Unit Holder, the amount of any liabilities of the Unit Holder assumed by the Company (or which are secured by property contributed by the Unit Holder to the Company), the Unit Holder's allocable share of Losses and any item of expense or loss specially allocated to the Unit Holder under the provisions of Section IV.

         If any interest is transferred under this Agreement, the transferee succeeds to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred interest. It is intended that the Capital Accounts of all Unit Holders be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts are to be interpreted and applied in a manner consistent with that Regulation.




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         "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Unit Holder, net of liabilities assumed or to which the assets are subject.

         "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

         "Capital Transaction" means any transaction not in the ordinary course of business which results in the Company's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, and insurance proceeds for the destruction of assets used in the trade or business of the Company; provided, however, that the sale or other transfer of a security of or an interest in an entity that was acquired in the ordinary course of the Company's business shall not be considered a Capital Transaction.

         "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), less cash funds to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements, contingencies, and replacements as determined by the Board of Managers. Cash Flow does not include Capital Proceeds but is increased by the reduction of any reserve previously established. Cash Flow is not reduced by noncash charges, including without limitation, depreciation and amortization.

         "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

         "Company" means, the limited liability company formed in accordance with this Agreement.

         "Huttner Members" means WHTP, L.L.C. and Richard Dole.

         "Interest" means a Member's share of the Profits and Losses of, and the right to receive distributions from, the Company.

          "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

                  (i) the Member makes an assignment for the benefit of creditors;

                  (ii) the Member files a voluntary petition in bankruptcy;

                  (iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;



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                  (iv) the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

                  (v) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (iv);

                  (vi) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial portion of the Member's properties;

                  (vii) any proceeding instituted against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed for ninety (90) days, after the expiration of the stay during which period the appointment is not vacated;

                  (viii) if the Member is an individual, the Member's death (unless the resulting transferee is a Permitted Transferee) or adjudication by a court of competent jurisdiction that the Member is incompetent to manage the Member's person or property;

                  (ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

                  (x) if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

                  (xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its certificate of incorporation; or

                  (xii) if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the limited liability company.

          "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a Member of the Company and agrees to be bound by the terms of this Agreement.

         "Membership Rights" means all of the rights of a Member in the Company, including a Member's (i) Interest, (ii) right to inspect the Company's books and records; and (iii) right to participate in the management of and vote on matters relating to the Company, to the extent such rights exist.




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         "Minimum Gain" has the meaning set forth in Regulation Section
1.704-2(b)(2) and 1.704-2(d). Minimum Gain shall be computed separately for each Unit Holder in a manner consistent with the Regulations under Code Section 704(b).

         "Negative Capital Account" means a Capital Account with a balance of less than zero.

         "Net Capital Proceeds" means the net cash proceeds received by the Company from a Capital Transaction, less any portion thereof used to establish reserves for Company expenses, obligations, and contingencies as determined by the Board of Managers. Net Capital Proceeds shall include all principal and interest payments on any debt obligation received by the Company in any Capital Transaction.

         "Nonrecourse Deductions" has the meaning set forth in Regulation
Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, reduced, but not below zero, by the aggregate distributions made during such year of the proceeds of a Nonrecourse Liability that are allocable to an increase in Minimum Gain, determined in accordance with Regulation Section 1.704-2(c).

         "Nonrecourse Liability" means any liability of the Company with respect to which no Unit Holder or person or entity related to an Unit Holder has personal liability determined in accordance with Code Section 752 and the Regulations promulgated thereunder.

         "Percentage" means, the fraction, expressed as a percentage, the numerator of which is the total number of Units held by the Unit Holder and the denominator of which is the total number of Units issued and outstanding.

         "Permitted Transferee" shall mean a spouse, child, grandchild or sibling of a Unit Holder or a trust formed for estate planning purposes by a Unit Holder.

         "Person" means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

         "Positive Capital Account" means a Capital Account with a balance greater than zero.

         "Profits" and "Losses" means, for each taxable year of the Company (or other period for which Profits or Losses must be computed) the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

                  (i) all items of income, gain, loss, deduction, or credit required to be stated separately under Code Section 703(a)(1) are included in computing taxable income or loss; and

                  (ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profits or Losses, is included in computing taxable income or loss, and



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                  (iii) any expenditures of the Company described in Code
Section 705(a)(2)(B) (or treated as such under Regulation Section
1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses, are subtracted from taxable income or loss; and

                  (iv) gain or loss resulting from any taxable disposition of Company property is computed by reference to the adjusted book value of the property disposed of determined in accordance with Regulation Section 1.704-1(b)(2)(iv)(d) through (h), notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and

                  (v) in lieu of the depreciation, amortization or cost recovery deductions allowable in computing taxable income or loss, there is taken into account the depreciation computed based upon the adjusted book value of the asset; and

                  (vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.4 hereof are not taken into account in computing Profits or Losses.

         "Promissory Note" means the Promissory Note issued by the Company to Calton, Inc., a copy of which is attached to this Agreement as Exhibit C.

         "Registration Rights Agreement" means the Registration Rights Agreement annexed hereto as Exhibit D.

         "Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

         "Representative" means each then current Board of Managers representative.

         "Secretary of State" means the Office of the Delaware Secretary of State.

         "Transfer" means, when used as a noun, any sale, assignment, attachment, pledge, hypothecation, grant of a security interest in or other relinquishment and, when used as a verb, means, to sell, assign, pledge, hypothecate, encumber or otherwise relinquish.

         "Unit" shall mean a unit of Interest which shall entitle the holder thereof to a share of the Profits and Losses and a right to receive distributions from the Company.

         "Unit Holder" means any Person who holds a Unit, whether as a Member or an unadmitted assignee of a Member.

         "Unit Holder Minimum Gain" means an amount, with respect to each Unit Holder Nonrecourse Liability, equal to the Minimum Gain that would result if such Unit Holder Nonrecourse Liability were treated as a Nonrecourse Liability, determined in accordance with the provisions of Regulation Section 1.704-2(i)(3).




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         "Unit Holder Nonrecourse Deduction" means for any fiscal year, the net increase during the year in Unit Holder Minimum Gain attributable to the Unit Holder Nonrecourse Liability reduced, but not below zero, by proceeds of the liability (i) distributed during the year to the Unit Holder bearing the economic risk of loss for the liability and (ii) that are both attributable to the liability and allocable to an increase in the Unit Holder Minimum Gain.

         "Unit Holder Nonrecourse Liability" means any Company liability to the extent the liability is nonrecourse (under Code Section 1001), and an Unit Holder or person or entity related to an Unit Holder (under Regulation Section 1.752-4(b)) bears the economic risk of loss, determined in accordance with Regulation Section 1.704-2(b)(4).

         "Warrant" means the Warrants to acquire additional Interests to be issued to certain employees of the Company in the form annexed hereto as Exhibit E.

                                   SECTION II

                    FORMATION AND NAME; OFFICE; PURPOSE; TERM

         2.1. ORGANIZATION. The Company has been organized as a limited liability company pursuant to the Act and the provisions of this Agreement. The Certificate of Formation, in the form attached as Exhibit B, has been executed and filed for record with the Secretary of State.

         2.2. NAME OF THE COMPANY. The name of the Company shall be "Innovation Technology Partners, L.L.C.". The Company may do business under that name and under any other name or names the Board of Directors selects. If the Company does business under a name other than that set forth in its certificate of formation, then the Company shall file a certificate or registration of alternate name as required by the Act.

         2.3. PURPOSE. The Company is organized primarily to provide management and consulting services to businesses, and secondarily, in connection with the provision of such services, to acquire interests in such businesses and to hold, manage and dispose of such interests, and for such other lawful purposes for which limited liability companies may be formed under the Act, and to do any and all things necessary, convenient, or incidental to that purpose; provided, however, that the Company shall take no action the direct result of which, if it had 100 or more security holders, would cause it to be an investment company under the Investment Company Act of 1940 and the rules promulgated thereunder by the Securities and Exchange Commission (without taking into account any exclusion provided by Rule 3a2 of such rules).

         2.4. TERM. The Company commenced its existence upon the filing of the Certificate of Formation with the Secretary of State and shall continue its existence in perpetuity unless its existence is terminated earlier pursuant to
Section VII of this Agreement.

         2.5. REGISTERED OFFICE. The registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, or at any other place



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within the State of Delaware which the Board of Managers selects, or at such other location as the registered agent shall determine in compliance with the Act.

         2.6. REGISTERED AGENT. The name and address of the Company's registered agent in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19081.

         2.7. MEMBERS. The name, present mailing address, taxpayer identification number, and Percentage of each Member is set forth on Exhibit A.

                                  SECTION III

                       MEMBERS; CAPITAL; CAPITAL ACCOUNTS

         3.1. INITIAL CAPITAL CONTRIBUTIONS. Upon the execution and delivery of this Agreement (i) Calton, Inc. shall make a cash contribution of $1,500,000,
(ii) Richard Dole shall make a cash contribution of $167,000 and property (including furniture, equipment, software and assignment of contracts) having the Agreed Value as identified on Exhibit A hereto and (iii) WHTP, L.L.C. shall make a contribution of $333,000 in cash and property (including furniture, equipment, software and assignments of contracts) having the Agreed Value as identified on Exhibit A hereto. Exhibit A hereto also identifies the initial Percentage of each Member. Richard Dole and WHTP, L.L.C. represent that all assets contributed to the Company by them will be free and clear of all liens, charges and encumbrances upon such contribution.

         3.2. ADDITIONAL CAPITAL CONTRIBUTION. No Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company, including, but not limited to, any obligations to restore negative Capital Accounts.

         3.3. NO INTEREST ON CAPITAL CONTRIBUTIONS. Unit Holders shall not be paid interest on their Capital Contributions.

         3.4. RETURN OF CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement, no Unit Holder shall have the right to receive the return of any Capital Contribution or any Capital Account balance.

         3.5. FORM OF DISTRIBUTION. If an Unit Holder is entitled to receive a return of a Capital Contribution or any other distribution, the Company, at the discretion of the Board of Directors, may distribute cash, notes, property or a combination thereof to the Unit Holder.

         3.6. CAPITAL ACCOUNTS. A separate Capital Account shall be maintained for each Unit Holder, in accordance with Code Section 704(b) and Regulation
Section 1.704-1(b).

         3.7. CERTAIN ADJUSTMENTS. Capital Accounts will be adjusted to reflect the fair market value of the existing Unit Holders' Capital Accounts upon (i) the issuance of additional Units or interests in the Company, (ii) the making of any additional Capital Contributions by an Unit Holder, (iii) the distribution to an Unit Holder by the Company of Property other than money



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unless all Unit Holders receive an individual interest in the distributed property in accordance with their interest in the Company or (iv) the termination of the Company for federal income tax purposes.

                                   SECTION IV

                         PROFIT, LOSS, AND DISTRIBUTIONS

         4.1. DISTRIBUTION OF CASH FLOW. Cash Flow shall be distributed to the Unit Holders, at such times and in such amounts as the Board of Managers shall determine in proportion to their respective Percentages. Without limiting the generality of the preceding sentence, if and to the extent that the Company is earning income which will result in a Unit Holder that is a Member being subject to income tax for income not distributed by the Company but deemed to have been received by the Unit Holder for federal or state tax purposes, a minimum distribution shall be made to the Unit Holders in such amount and at such time (but in no event later than seventy-five (75) days after the end of the Company's taxable year) as shall be sufficient to enable each Unit Holder to meet the income tax liability arising or incurred as a result of participation in the Company. Any such distribution shall be made to the Unit Holders in proportion to their respective Percentages.

         4.2. DISTRIBUTION OF CAPITAL PROCEEDS. Net Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

                  4.2.1. to the payment of debts and liabilities of the Company then due and outstanding (including all debts due to any Unit Holder); then

                  4.2.2. the balance shall be distributed as follows:

                           4.2.2.1. to the Unit Holders in proportion to their
Adjusted Capital Contributions, until their remaining Adjusted Capital Contributions have been paid in full;

                           4.2.2.2. the balance, to the Unit Holders in
accordance with their respective Percentages.

         4.3. ALLOCATION OF PROFITS AND LOSSES.

                  4.3.1. PROFITS. After giving effect to the special allocations set forth in Section 4.4., Profits shall be allocated to the Unit Holders as follows:

                           4.3.1.1. first, profits from Capital Transactions
will be allocated to those Unit Holders with Negative Capital Accounts in proportion to the ratio of their Negative Capital Account balances until no Unit Holder has a Negative Capital Account Balance;

                           4.3.1.2. second, profits from Capital Transactions to
those Unit Holders whose Adjusted Capital Contributions are in excess of their Capital Accounts in accordance with the ratio of these excesses until all excesses have been eliminated to cause each Unit Holder's Capital Account balance to be in proportion to the Unit Holder's then respective Percentage;





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                           4.3.1.3. third, all other profits among the Unit
Holders in proportion to their then respective Percentages.

                  4.3.2. LOSSES. After giving effect to the special allocations set forth in Section 4.4, Losses shall be allocated to the Unit Holders as follows:

                           4.3.2.1. first, to each Unit Holder with a Positive
Capital Account balance in proportion to each such Unit Holder's Positive Capital Account balance until no Unit Holder has a Positive Capital Account balance;

                           4.3.2.2. second, among the Unit Holders in proportion
to their respective Percentages.

                  4.3.3. RULES OF CONSTRUCTION. If there is insufficient profit or loss to allocate to the Unit Holders pursuant to any subsection of 4.3.1 or
4.3.2 to cause every Unit Holder's Capital Account balance to equal the entire Capital Account balance described in such subsection with respect to such Unit Holder, the Profit or Loss available to be allocated among the Unit Holders pursuant to said subsection shall be allocated in proportion to the amounts thereof that would have been allocated to each Unit Holder pursuant to such subsection if there had been sufficient amounts thereof to fully satisfy the requirements of such subsection with respect to every Unit Holder.

         4.4. REGULATORY ALLOCATIONS.

                  4.4.1. MINIMUM GAIN CHARGEBACK. Except as set forth in Regulation Section 1.704-2(f), if, during any taxable year, there is a net decrease in Minimum Gain, each Unit Holder, prior to any other allocation under this Section 4.4., shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Unit Holder's share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of gross income and gain under this Section 4.4.1 shall be made first from gain recognized from the disposition of Company assets subject to Nonrecourse Liabilities, to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties that any allocation under this Section
4.4.1 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(f).

                  4.4.2. UNIT HOLDER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Regulation Section 1.704-2(i)(4), if, during any taxable year, there is a net decrease in Unit Holder Minimum Gain attributable to an Unit Holder Nonrecourse Liability during any taxable year, each Unit Holder who has a share of the Unit Holder Minimum Gain attributable to such Unit Holder Nonrecourse Liability shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Unit Holder's share of the net decrease in the Unit Holder Minimum Gain. This allocation shall be made after the allocation under Section 4.4.1, and prior to any other allocation under this Section 4.4. Allocations of gross income and gain under this Section 4.4.2 shall be made first from gain recognized from the disposition of the Company assets subject to Unit Holder Nonrecourse




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Liabilities to the extent of Unit Holder Minimum Gain attributable to those assets, and thereafter, from a pro-rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties that any allocation under this Section 4.4.2 shall constitute a "minimum gain chargeback" under Regulation Section 1.704-2(i).

                  4.4.3. QUALIFIED INCOME OFFSET. If any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulation Section 1.704-1 (b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5),
or Section 1.704-1(b)(2)(ii)(d)(6), items of gross income and gain shall be specially allocated to each such Unit Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Unit Holder as quickly as possible. An allocation under this Section 4.4.3 shall be made only if and to the extent that such Unit Holder would have an Adjusted Capital Account Deficit after all other allocations provided for under this Section 4.4 have been tentatively made as if this
Section 4.4.3 were not in the Agreement.

                  4.4.4. NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for a taxable year or other period shall be specifically allocated among the Unit Holders in accordance with their respective Percentages.

                  4.4.5. UNIT HOLDER NONRECOURSE DEDUCTIONS. Any Unit Holder Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Unit Holder who bears the risk of loss with respect to the Unit Holder Nonrecourse Liability to which the Unit Holder Nonrecourse Deduction is attributable, as determined in accordance with Regulation Section 1.704-2(b).

                  4.4.6. CODE SECTION 754 ADJUSTMENT. To the extent an adjustment to the tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) is required, under Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Unit Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under that Section of the Regulations.

                  4.4.7. CONTRIBUTED PROPERTY AND BOOK-UPS. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation
Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the adjusted book value of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder. Allocations under this Section 4.4.7 are solely for the purpose of




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federal, state, and local taxes, and shall not be taken into account in determining any Unit Holder's Capital Account and allocable share of Profits and Losses.

                  4.4.8. WITHHOLDING. All amounts required to be withheld under Code Section 1446 or any other provision of federal, state or local law shall be treated as amounts actually distributed to the affected Unit Holders for all purposes under this Agreement.

         4.5. LIQUIDATION AND DISSOLUTION.

                  4.5.1. If the Company is liquidated, the assets of the Company shall be distributed in accordance with Section 7.2.

                  4.5.2. No Unit Holder shall be obligated to restore a Negative Capital Account.

         4.6. GENERAL.

                  4.6.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Board of Managers.

                  4.6.2. If any assets of the Company are distributed in kind to the Unit Holders, those assets shall be valued at their fair market value, and any Unit Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Unit Holders so entitled. Unless the Board of Managers otherwise agrees, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Board of Managers. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.3 and shall be properly credited or charged to the Capital Accounts of the Unit Holders prior to the distribution of the assets.

                  4.6.3. All Profits and Losses shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Unit Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is otherwise separated into two or more short years, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profits and Losses shall be allocated between the original Unit Holder and the successor on the basis of the number of days each was an Unit Holder during the taxable year.

                  4.6.4. The Board of Managers is hereby authorized, upon the advice of the Company's tax counsel, to amend this Section IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Unit Holder without the Unit Holder's prior written consent.

                                   SECTION V

                     MANAGEMENT; RIGHTS, POWERS, AND DUTIES

         5.1. MANAGEMENT.

                  5.1.1. BOARD OF MANAGERS. Subject to the Act or this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Board of Managers who shall be responsible for the management and operations of the Company and shall have all powers necessary to manage and control the Company, to conduct its business, and to implement any decision of the Members adopted pursuant to this Agreement. The initial Board of Managers shall consist of seven (7) Representatives, two (2) of whom shall be appointed by the Huttner Members (the "Initial Huttner Designees") and two (2) of whom shall be appointed by Calton, Inc. (the "Initial Calton Designeess"). After the designation of the Initial Huttner Designees and the Initial Calton Designees, the remaining Representatives shall be appointed as follows:

                           (a) Calton, Inc. shall designate two (2) additional Representatives (the "Second Calton Designees"); provided, however, that neither of the Second Calton Designees shall become a Representative unless the choice of the designee is approved by the Initial Huttner Representatives (which approval shall not be unreasonably withheld);

                           (b) The Huttner Members shall designate one additional Representative (the "Second Huttner Designee"); provided, however, that the Second Huttner Designee shall not become a Representative unless the choice of the designee is approved by the Initial Calton Designees (which approval shall not be unreasonably withheld).

The number of Representatives constituting the Board of Managers may be increased or decreased from time to time by unanimous approval of the Members. Representatives shall be elected by the Members as provided in this Section
5.1.1. and Section 5.2.1, and each Representative so elected shall hold office until his successor is duly elected and qualified or until his or her earlier death resignation, or removal. Any Representative may resign at any time upon notice to the Company or may be removed with or without cause, by the Member(s) having appointed such Representative in accordance with this Section V. A Representative need not be an employee of a Member or a resident of the State of Delaware. Subject to the powers of removal and replacement set forth above in this Section 5.1, the Huttner Members hereby appoint Richard Dole and Frederick
A. Huttner as their initial Representatives and Calton Inc. hereby appoints Anthony J. Caldarone and Robert E. Naughton as its initial Representatives. Calton, Inc. shall designate the Second Calton Designees, and the Huttner Members shall designate the Second Huttner Designees, by July 15, 2000, and the appointment of such additional Representatives shall occur simultaneously after the requisite approvals are obtained pursuant to this Section 5.1.1.

                  5.1.2. ELECTION OF REPRESENTATIVES. After such time Calton, Inc. holds less than 51% of the Percentages then held by Members, the Representatives shall be elected by the Members pursuant to Section 5.2.1.

                  5.1.3. VACANCIES. Any vacancy occurring in the Board of Directors for any cause shall be filled by the Member(s) that appointed the Representative whose absence has created the vacancy; provided, however, that
(a) for so long as Calton, Inc. owns 51% of the outstanding Units, the selection of any individual to replace a Second Calton Designee or a Second Huttner Designee (or any individual who is replacing a successor to a Second Calton Designee or a Second Huttner Designee) must be approved by the Huttner Members, in the case of a designation by Calton, Inc., and Calton, Inc. in the case of a designation by the Huttner Members (which approval shall not, in either case, by unreasonably withheld) and (b) any vacancy caused by the absence of a Representative who has been elected by a vote of Members pursuant to Section 5.2 shall be filled by a vote of the Members pursuant to Section 5.2.1

                  5.1.4. REGULAR MEETINGS. Regular meetings of the Board of Managers may be held at such places within or without the State of Delaware (but within the contiguous United States) and at such times as the Board of Managers may from time to time determine, and if so determined, notices thereof need not be given.

                  5.1.5. SPECIAL MEETINGS. Special meetings of the Board of Managers may be held at any time, whenever called by the Board of Managers or requested by at least two Representatives, at such place or places within or without the State of Delaware (but within the contiguous United States) as may be stated in the notice of the meeting. Notice of the time and place of a special meeting must be given by the Board of Managers at least 10 days before the special meeting. The attendance of a Representative at any meeting shall constitutes a waiver of notice of such meeting, except where a Representative attends a meeting for the sole purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

                  5.1.6. MEETINGS BY TELEPHONE CONFERENCE. Unless otherwise restricted by this Agreement or the Act, Representatives may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this
Section 5.1.5. shall constitute presence in person at such meeting.

                  5.1.7. QUORUM; VOTE REQUIRED FOR ACTION. Except as may be otherwise specifically provided by law or this Agreement, at all meetings of the Board of Managers the presence of a majority of the Representatives constituting the entire Board of Managers shall constitute a quorum for the transaction of business; provided, however, that for so long as Calton, Inc. owns 51% or more of the outstanding Units, no quorum shall exist unless at least two Representatives appointed by Calton, Inc. are present and two Representatives appointed by the Huttner Members are present. The vote of a majority of the Representatives who are present at any meeting of the Board of Managers at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Representatives present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

                  5.1.8. SECRETARY OF MEETINGS. The Board of Directors may appoint any person to act as secretary of a Board of Managers meeting.

                  5.1.9. ACTIONS OF THE BOARD BY CONSENT IN LIEU OF MEETING. Unless otherwise restricted by this Agreement or the Act, any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all of the Representatives consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers.

                  5.1.10. NO REPRESENTATIVE COMPENSATION. The Representatives shall not receive compensation for their services hereunder unless approved by the Board of Managers.

                  5.1.11. OFFICERS.

                           5.1.11.1. The Board of Managers may, from time to
time, employ or retain Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Board of Managers who may be designated as officers of the Company. Any number of offices may be held by the same person. In its discretion, the Board of Managers may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Board of Managers may, from time to time, delegate to them by written resolution of the Board of Managers. The Board of Managers may assign titles to particular officers. Each officer shall hold office until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board of Managers.

                           5.1.11.2. Any officer may resign as such at any time.
Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause at any time by the Board of Managers. Designation of an officer shall not of itself create any contractual rights or employment rights.

                           5.1.11.3. The officers, in the performance of their
duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the laws of the State of Delaware.

                           5.1.11.4. The Board of Managers hereby appoints the
following officers:

                           (a)      Managing Members - James H. West, Frederick
                                    A. Huttner and Richard Dole. Subject only to the authority of the Board of Managers, the Managing Members shall have general charge and supervision over, and responsibility for, the business and affairs of the Company. Unless otherwise directed by the Board of Managers, all other officers shall be subject to the authority and supervision of the Managing Members. The Managing Members may enter into and execute in the name of the Company contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board of Managers. The Managing Members shall have the power and duties of management usually vested in the office of president of a business corporation.

                           (b) Managing Directors. The Managing Directors shall have such powers and perform such duties as may be prescribed by the Board or the Managing Members. The Managing Directors may also be designated as Executive Managing Directors or Senior Managing Directors, as the Board of Managers may from time to time prescribe.

                           (c) Treasurer - James H. West. The Treasurer shall have charge of the funds of the Company. The Treasurer shall keep full and accurate accounts of all receipts and disbursements of the Company in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the Company as may be ordered by the Board of Managers, and shall render to the Board of Managers, whenever they may require it, an account of all his transactions as Treasurer and an account of the business and financial position of the Company.

                           (d) Secretary - Edward Powell. The Secretary shall, at the request of the Board of Managers, attend all meetings of the Board and all meetings of the committees thereof and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the supervision of the Board of Managers, the Secretary shall give, or cause to be given, all notices required to be given by this Agreement or by law. The Secretary shall also have such other powers and perform such other duties as the Board of Managers or the President may, from time to time, prescribe.

                           (e) Assistant Secretary - Richard Dole. The Assistant Secretary shall perform such duties as the Board of Managers shall require of such Assistant Secretary. The Assistant Secretary shall, during the absence or incapacity of the Secretary, assume and perform all functions and duties which the Secretary might lawfully do if present and not under any incapacity.

                  5.1.12. INSURANCE. The Company shall maintain such general property and liability insurance as is determined by the Board of Managers, consistent with industry practice.

         5.2. MEETINGS OF AND VOTING BY MEMBERS.

                  5.2.1. After such time as Calton, Inc. no longer owns 51% of the outstanding Units, an annual meeting of Members shall be held each year on a date selected by the Board of Managers to elect the Representatives. Representatives shall be elected by Members by a plurality vote (based upon Units voted by Members); provided, however, that (i) for so long as

Calton, Inc. owns less than 51% but more than 30% of the outstanding Units, it shall have the right to nominate two individuals as Representatives, (ii) for so long as Calton, Inc. owns 20% or more of the outstanding Units but less than 30% of the outstanding Units, it shall have the right to nominate one individual as a Representative; and (iii) all of the Members hereby agree to vote the Units owned by them in favor of such nominees as Representatives. Annual meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Board of Managers.

                  5.2.2. A special meeting of the Members may be called at any time by any Managing Member, the Board of Managers or by those Members holding at least twenty-five percent (25%) of the outstanding Units then held by Members. Special meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Board of Managers.

                  5.2.3. Not less than ten (10) nor more than sixty (60) days before each annual or special meeting, the Board of Managers shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the Notice which is filed with the records of Members meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members holding not less than fifty-one percent (51%) of the outstanding Units then held by Members constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by his duly authorized attorney in fact.

                  5.2.4. Except as otherwise provided in this Agreement, wherever this Agreement or the Act requires the approval of the Members, the affirmative vote of members holding fifty-one percent (51%) or more of the outstanding Units then held by Members shall be required to approve the matter.

                  5.2.5. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding at least fifty-one percent (51%) of the outstanding Units then held by Members.

         5.3. PERSONAL SERVICES.

                  5.3.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Board of Managers or as otherwise set forth in an agreement between the Company and the Member, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

         5.4. DUTIES OF PARTIES.

                  5.4.1. The Board of Managers shall devote such time to the business and affairs of the Company as is necessary to carry out the duties of the Board of Managers set forth in this Agreement.

                  5.4.2. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length and on commercially reasonable terms.

         5.5. LIABILITY AND INDEMNIFICATION.

                  5.5.1. Each Person who at any time shall be, or shall have been, a Representative or officer of the Company, or any Person who, while a Member, Representative, officer, employee or agent of the Company, is or was serving at the request of the Company as a member, manager, director, officer, partner, employee or agent of another entity, shall be indemnified by the Company as and to the fullest extent permitted by the provisions of Delaware law or any successor statutory provisions, as from time to time amended. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which one to be indemnified may be entitled as a matter of law or under this Agreement, any other agreement, by determination of the Board of Managers, both as to any action in an official capacity and as to action in another capacity while holding such office. Any repeal of this Section 5.5.1 shall be prospective only, and shall not adversely affect any right of indemnification existing at the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification or thereafter arising as a result of acts or omissions prior to the time of such repeal or modification. Notwithstanding the foregoing or any provision herein to the contrary, no indemnification shall be provided, and the indemnification rights contained in the provisions of this Section 5.5 shall not apply, with respect to any conduct or action by any person that constitutes insubordination, misconduct, dereliction or duty, a violation or law or Company policies, breach or fiduciary duty, or acts against the Company's interests.

                  5.5.2. Without limiting the provisions or Section 5.5.1, subject to Section 5.5.4, the Company shall indemnify any Person who was or is a party or is threatened to made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Representative, officer, employee or agent of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  5.5.3. Without limiting the provisions of Section 5.5.1, subject to Section 5.5.4, the Company shall indemnify any Person who was or is a party, or is threatened to be made a party to any threatened, pending or complete action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a Representative or an officer of the Company, or is or was serving at the request of the Company as a member, manager, director, officer, partner, employee or agent of another entity against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  5.5.4. Any indemnification under this Section 5.5 (unless ordered by a court) shall be made by the Company as permitted by Delaware law or as authorized in the specific case upon a determination that indemnification is proper in the circumstances because it is permitted under Delaware law or the applicable standards of conduct set forth in Section 5.5.2 or Section 5.5.3, as the case may be, have been met.

         5.6. INVESTMENT OPPORTUNITIES AND CONFLICTS OF INTEREST. Each Huttner Member shall, and shall cause each of its Affiliates to, bring all investment or business opportunities to the Company of which any of the foregoing become aware and which they believe are within the scope and investment objectives of the Company or are otherwise competitive with the business of the Company; provided, however, that no such opportunity need be brought to the Company if it (a) would cause Calton, Inc. or the Company to be an investment company under the Investment Company Act of 1940 or (b) involves an aggregate of $50,000 or less.

         5.7. RIGHT OF FIRST PURCHASE. If the Board of Managers determines to raise additional capital through the sale of additional Units or interests in the Company, it shall first offer each of Calton, Inc. and the Huttner Members the opportunity to provide all of such financing on the terms set forth in the offer (the "Financing Offer") on a pro rata basis based on the number of Units then held. Any such Financing Offer may be accepted all or in part by Calton, Inc. and the Huttner Members. If any such Member does not accept in full a Financing Offer, then the other Members receiving the Financing Offer shall have the right to acquire the unsubscribed Units or interests; provided, however, if any of the Members who do not accept the Financing Offer are Huttner Members, the other Huttner Members shall have the right to acquire the unsubscribed Units interests (on a pro rata basis on the number of Units then held by each Huttner Member wishing to acquire the unsubscribed interests) before that right is granted to Calton, Inc. Any such right of oversubscription must be exercised within fifteen (15) days of the receipt of notice of the right to oversubscribe. If Calton, Inc. and the Huttner Members do not elect to purchase any of the Units or interests pursuant to a Financing Offer, the Company shall have 120 days thereafter to sell the Units or interests at a price and upon general terms and conditions materially no more favorable to the purchasers thereof then were specified in the Financing Offer. If the Company has not sold such interests within such 120 day period, the Company shall not thereafter issue or sell any interests without first offering such Units or interests to Calton, Inc.

and the Huttner Members in the manner provided above. The right of first purchase granted pursuant to this Section 5.7 shall not apply to the issuance of Units pursuant to the Warrant or pursuant to the Unit option plan contemplated by Section 5.12.

         5.8. TAG ALONG RIGHTS. In the event that (i) Unit Holders holding a majority of the outstanding Units (hereinafter the "Majority Unit Holders") elect to sell Units that they hold representing a Controlling Interest (as hereinafter defined) in the Company to a third party purchaser, and (ii) the holder(s) of the remaining minority of the outstanding Units (each a "Minority Unit Holder" and, collectively, the "Minority Unit Holders") and the Company do not exercise their rights to acquire such Units pursuant to Section VI of this Agreement, then, if any of the Minority Unit Holders shall so direct in writing to the Majority Unit Holders, the Majority Unit Holders shall, as a condition of the transfer of the Controlling Interest to the prospective purchaser, require that the prospective purchaser purchase from the Minority Unit Holders all of the Units then owned by such Minority Unit Holders, on the same terms and conditions as are applicable to the prospective purchase of the Controlling Interest from the Majority Unit Holders. Written notice of the exercise of a Minority Unit Holder's rights under this Section 5.8 shall be provided to the Majority Unit Holders within ten (10) days of the expiration of the purchase right granted to the Remaining Unit Holders pursuant to Section VI. For purposes of this Section 5.8, a "Controlling Interest" is defined as not less than fifty percent (50%) of the Company's outstanding Units.

         5.9. LOAN TO COMPANY. Upon the execution and delivery of this Agreement by each of the Members, Calton, Inc. and the Company shall execute and deliver the Promissory Note.

         5.10. REGISTRATION RIGHTS. Upon the execution and delivery of this Agreement by each of the Members, the Company shall execute and deliver to Calton, Inc. the Registration Rights Agreement.

         5.11. WARRANTS. Upon the execution and delivery of this Agreement by each of the Members, the Company shall execute and deliver to each of Richard Dole, James West and Frederick Huttner the Warrants in the denominations identified on Exhibit E hereto.

         5.12. EMPLOYEE PLANS. The Board of Managers may establish and carry out pension, profit sharing, bonus, purchase, option, savings, thrift and other retirement, incentive and benefit plans, trusts and provisions (including, without limitation, health insurance, medical and dental reimbursement, life insurance, accident insurance and disability insurance) for the Company, and any Member, Representative, employee or agent of the Company, including plans, trusts and provisions which may provide for the ownership, acquisition, holding, or disposition of Units, interests in the Company or other securities, and may indemnify and maintain insurance on behalf of any fiduciary of such plans, trusts or provisions. The parties hereto acknowledge and agree that the Board of Managers shall formulate and adopt an option plan pursuant to which employees of and consultants (which may include employees of Calton, Inc.) to the Company shall be granted options to acquire a number of Units which shall represent ten percent (10%) of the number of Units outstanding after giving effect to the exercise of such options and the

Warrants. Annexed hereto as Exhibit G is a schedule setting forth the proposed ownership of the Company after giving effect to the exercise of the options described above and the Warrants.

         5.13. EMPLOYMENT AGREEMENTS. Upon the execution and delivery of this Agreement, the Company will enter into the employment agreements with each of James West, Frederick Huttner and Richard Dole in the forms annexed hereto as Exhibits F-1 through F-3.

                                   SECTION VI

                TRANSFERS OF INTERESTS AND WITHDRAWALS OF MEMBERS

         6.1. TRANSFERS.

                  6.1.1. No Person may Transfer all or any portion of or any interest or rights in the Person's Membership Rights, Interest or Units unless the following conditions ("Conditions of Transfer") are satisfied:

                           6.1.1.1. the Transfer will not require registration
of Interests, Units or Membership Rights under any federal or state securities laws;

                           6.1.1.2. the transferee delivers to the Company a
written instrument agreeing to be bound by the terms of Section VI of this Agreement;

                           6.1.1.3. the Transfer will not result in the
termination of the Company pursuant to Code Section 708;

                           6.1.1.4. the Transfer will not result in the Company
being subject to the Investment Company Act of 1940, as amended;

                           6.1.1.5. the transferor or the transferee delivers
the following information to the Company: (i) the transferee's taxpayer identification number; and (ii) the transferee's initial tax basis in the Transferred Interest; and

                           6.1.1.6. The transferor complies with the provisions
set forth in Section 6.1.4., except that any Transfer from Calton, Inc. to any of its Affiliates or by a Huttner Member to a Permitted Transferee need not comply with the provisions set forth in Section 6.1.4.

                  6.1.2. If the Conditions of Transfer are satisfied, then a Member or Unit Holder may Transfer all or any portion of that Person's Units. The Transfer of Units pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor's other Membership Rights, if any, and the transferee of the Units shall have no right to: (i) become a Member; or (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest.

                  6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights, Interests or Units in violation of the prohibition contained in this Section 6.1 shall be invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Rights.

                  6.1.4. RIGHTS OF FIRST AND SECOND OFFER.

                           6.1.4.1. If a Unit Holder (a "Transferor') desires to
Transfer all or any portion of, or any interest or rights in, the Transferor's Units (the "Transferor Units"), the Transferor shall provide each other Unit Holder (each a "Remaining Unit Holder and, collectively, the "Remaining Unit Holders) and the Company with written notice of such desire (the "Transfer Notice"). The Transfer Notice shall describe the Transferor Units, identify the proposed transferee and state the proposed purchase price. Such Transfer Notice shall also contain the Transferor's warranty that the Transferor is acting in good faith and that the information contained in the Transfer Notice is correct to the best of the Transferor's knowledge. Upon receipt of the Transfer Notice, the Remaining Unit Holders shall have the option to purchase (at the price set forth in the Transfer Notice) all or any portion of the Transferor Units. Each Remaining Unit Holder desiring to purchase all or any portion of the Transferor Units shall provide the Transferor with written notice of such desire (which notice shall set forth the portion of the Transferor Units which such Remaining Unit Holder desires to purchase and the Percentage then held by such Remaining Unit Holder) within ten (10) days of receipt of the Transfer Notice. Upon expiration of such ten day period, the Transferor shall determine (pursuant to Section 6.1.4.2. below) the number of the Transferor Units which may be purchased by the Remaining Unit Holders electing to purchase all or a portion of the Transferor Units (collectively the "Remaining Purchasing Unit Holders" and, individually, a "Remaining Purchasing Unit Holder") and deliver to each Remaining Purchasing Unit Holder written notice setting forth the number of the Transferor Units which each such Unit Holder may purchase, the purchase price and a closing date for such purchase.

                           6.1.4.2. The number of the Transferor Units which a
Remaining Purchasing Unit Holder shall be entitled to purchase shall be determined by multiplying the number of Percentage represented, either directly or indirectly, by the Transferor Units by a fraction, the numerator of which shall be equal to the number of Units held by the Remaining Purchasing Unit Holder and the denominator of which shall be equal to the number of Units held by all of the Remaining Purchasing Unit Holders. The number of Units that each Remaining Unit Holder is entitled to purchase under this Section 6.1.4.2 shall be referred to as its "Pro Rata Fraction."

                           6.1.4.3. Notwithstanding anything to the contrary set
forth above, if the Transferor is a Huttner Member, then the other Huttner Members shall have the right to exercise the purchase rights provided above by following the procedures set forth in Section 6.1.4.1 through Section 6.1.4.2 as if the other Huttner Members were the only Remaining Unit Holders. If such other Huttner Members do not elect to purchase all of the Transferor Units pursuant to such procedures, the other Remaining Unit Holders shall have the rights to purchase specified in Section 6.1.4.1 through 6.1.4.2.

                           6.1.4.4. If the Remaining Purchasing Unit Holders
purchase less than all of the Transferor Units, the Transferor shall promptly provide the Company with written notice of that portion of the Transferor Units remaining available for purchase. The Company shall then have the option of purchasing such remaining portion of the Transferor Units at the price set forth in the Transfer Notice. To exercise its option, the Company must provide written notice of the portion of the Transferor Units the Company desires to purchase to the Transferor within ten (10) days of receipt of the notice from the Transferor regarding the availability of a portion of the Transferor Units for purchase.

                           6.1.4.5. Any closing pursuant to this Section 6.1.4.
shall take place within thirty (30) days of delivery of the Transferor Notice. The closing on any purchase pursuant to Section 6.1.4.3 shall take place either contemporaneously with or as soon after the completion of any closing pursuant to Section 6.1.4.1 as is practicable, which date shall in no event be later than forty-five (45) days after the delivery of the Transferor Notice.

                           6.1.4.6. In the event that all of the Transferor
Units are not purchased either by Remaining Unit Holders or the Company, then the Transferor shall have no obligation to sell any portion of the Transferor Units to the remaining Unit Holders or the Company and may make a bona fide Transfer of the Transferor Units (or any remaining portion thereof if the Transferor elects to sell a portion of the Transferor Units to a Remaining Unit Holder or the Company), subject to the terms, conditions, and restrictions of this Agreement, to the prospective purchaser named in the Transferor Notice, such Transfer to be made only in strict accordance with the terms therein stated and only for a period of ninety (90) days following the completion of any closing pursuant to this Section 6.1.4 (the "Free Transfer Period"). The prospective purchaser who acquires any portion of the Transferor Units pursuant to this Section 6.1.4.5 shall hold such Transferor subject to all the terms, conditions, and restrictions of this Agreement.

                           6.1.4.7. Any Transfer of any portion of the
Transferor Units made after the last day of the Free Transfer Period or without strict compliance with the terms, provisions and conditions of Section 6.1.4 and the other terms, provisions, and conditions of this Agreement, shall be null, void, and of no force or effect.

         6.2. VOLUNTARY WITHDRAWAL. No Member shall have the right or power to effect a voluntary withdrawal from the Company.

         6.3. EFFECT OF INVOLUNTARY WITHDRAWAL. Immediately upon the occurrence of an event of Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon become an Unit Holder but shall not become a Member.

         6.4. OPTIONAL BUY-OUT IN EVENT OF INVOLUNTARY WITHDRAWAL.

                  6.4.1. In the event of an Involuntary Withdrawal, the withdrawn Member or the successor in interest to such Member (the "Withdrawn Member") shall be deemed to offer for sale to the Company (the "Withdrawal Offer") all of the Membership Interest and Units of the withdrawn Member (the "Withdrawal Interest").

                  6.4.2. The Withdrawal Offer shall be and remain irrevocable for a period (the "Withdrawal Offer Period") ending at 5:00 P.M. local time at the Company's principal office on the sixtieth (60th) day following the date the Members elect to continue the Company. At any time during the Withdrawal Offer Period, the Company may accept the Withdrawal Offer by notifying the Withdrawn Member of its acceptance (the "Withdrawal Notice").

                  6.4.3. If the Company accepts the Withdrawal Offer, the Withdrawal Notice shall fix a closing date (the "Withdrawal Closing Date") for the purchase which shall be not earlier than ten (10) or later than ninety (90) Days after the expiration of the Withdrawal Period.

                  6.4.4. If the Company accepts the Withdrawal Offer, the Company shall purchase the Withdrawal Interest for the price equal to the amount the Withdrawn Member would receive if the Company were liquidated and the amount equal to the Appraised Value were available for distribution to the Members (the "Withdrawal Purchase Price"). The Withdrawal Purchase Price shall be paid in cash on the Withdrawal Closing Date.

                  6.4.5. If the Company fails to accept the Withdrawal Offer, then the Withdrawn Member, upon the expiration of the Withdrawal Offer Period, shall thereafter be treated as the unadmitted assignee of a Member.

         6.5. APPRAISED VALUE.

                  6.5.1. The term "Appraised Value" means the appraised value of the equity in the Company's assets as hereinafter provided. Within fifteen (15) days after demand by either one to the other, the Company and the withdrawing Member shall each appoint an appraiser to determine the value of the equity in the Company's Assets. If the two appraisers agree upon the equity value in the Company's assets, they shall jointly render a single written report stating that value. If the two appraisers cannot agree upon the equity value of the Company's assets, they shall each render a separate written report and shall appoint a third appraiser, who shall appraise the Company's assets and determine the value of the equity therein, and shall render a written report of his opinion thereon. Each party shall pay the fees and other costs of the appraiser appointed by that party, and the fees and other costs of the third appraiser shall be shared equally by both parties.

                  6.5.2. The equity value contained in the aforesaid joint written report or written report of the third appraiser, as the case may be, shall be the Appraised Value, provided, however, that if the value of the equity stated in the appraisal report of the third appraiser is more than the higher of the first two appraisals, the higher of the first two appraisals shall govern and provided, further, that if the value of the equity stated in the appraisal report of the third appraiser is less than the lower of the first two appraisals, the lower of the first two appraisals shall govern.

                                  SECTION VII

            DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

         7.1. EVENTS OF DISSOLUTION. The Company shall be dissolved upon the happening of any of the following events:

                  7.1.1. upon the unanimous written agreement of all of the Members;

                  7.1.2. the entry of a decree of judicial dissolution under the Act;

                  7.1.3. the unanimous consent of the Board of Managers to dissolve the Company.

         7.2. PROCEDURE FOR WINDING UP. If the Company is dissolved, the Board of Managers shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed as follows:

         first, to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company, other than liabilities for which reasonable provision has been made and liabilities of the type referred to in the next two paragraphs;

         second, those amounts deemed necessary by the Board of Managers for any contingent liabilities or obligations of the Company will be set aside as a reserve for contingent liabilities to be distributed at such time and in such manner hereunder as the Board of Managers will determine it its sole discretion;

         third, to Unit Holders and former Members who have received a Withdrawal Notice pursuant to Section 6.4.2, for unpaid distributions to which they became entitled prior to dissolution or withdrawal, as applicable;

         fourth, to Interest Holders and Members, who have received Withdrawal Notice pursuant to Section 6.4.2 but not yet received the Withdrawal Purchase Price; and

         fifth to Unit Holders in proportion to their remaining Capital Account balances after taking into account all contributions, distributions and allocations for all periods.

         7.3. FILING OF A CERTIFICATE OF CANCELLATION. If the Company is dissolved, one or more Members, as permitted by the Act shall promptly file a certificate of cancellation with the Secretary of State and take such other actions as may be necessary to terminate the Company.

                                  SECTION VIII

                  BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

         8.1. BANK ACCOUNTS. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Board of Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

         8.2. BOOKS AND RECORDS.

                  8.2.1. The Secretary shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The records shall include, but not be limited to: (i) complete and accurate information regarding the state of the business and financial condition of the Company; (ii) a copy of the certificate of formation and operating agreement, all amendments to the certificate of formation and operating agreement, and all executed copies of any written powers of attorney pursuant to which the operating agreement, any certificate, and all amendments thereto have been executed; (iii) a current list of the names and last known business, residence, or mailing addresses of all Members and the dates they became Members; (iv) the Company's federal, state, and local tax returns; (v) any Certificate of Agreed Value; and (vi) true and full information regarding the amount of cash, and a description and statement of the agreed value of any other property or services, contributed by each Member and which each Member has agreed to contribute in the future.

                  8.2.2. The books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

                  8.2.3. Any request for information shall be in writing, and shall state the purpose therefor. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

         8.3. ANNUAL ACCOUNTING PERIOD; AUDITORS. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be the twelve month period ending November 30 or such other twelve month period as Calton, Inc. may designate, subject to the requirements and limitations of the Code. The Company's independent auditors shall be selected by the Board of Managers.

         8.4. REPORTS.

                  8.4.1. ANNUAL REPORTS. The Company shall cause to be delivered to each Partner, within 30 days after the end of each fiscal year, an annual report containing a balance sheet as of the end of the Company's fiscal year and statements of income, Member's equity and cash flows for the year then ended, each of which shall be audited by independent certified public accountants, as selected pursuant to Section 8.3 hereof.

                  8.4.2. QUARTERLY REPORTS. Within 20 days after the end of each quarter of each fiscal year, the Company shall cause to be delivered to each Member a quarterly report containing a balance sheet as of the end of such quarter and a statement of income for such quarter, each of which may be unaudited but which shall be certified by an officer of the Company as fairly presenting the financial position of the Company at the end of such quarter and results of operations of the Company for such quarter and as having been prepared in accordance with the accounting methods followed by the Company for federal income tax purposes and otherwise in accordance with GAAP applied on a basis substantially consistent with that of the Company's audited financial statements (subject to normal year end adjustments).

                  8.4.3. MONTHLY REPORTS. Within 20 days after the end of each month of each fiscal year, the Company shall cause to be delivered to each Member a monthly report containing a balance sheet as of the end of such month and a statement of income for such month, each of which may be unaudited but which shall be certified by an officer of the Company as fairly presenting the financial position of the Company at the end of such month and results of operations of the Company for such month and as having been prepared in accordance with the accounting methods followed by the Company for federal income tax purposes and otherwise in accordance with GAAP applied on a basis substantially consistent with that of the Company's audited financial statements (subject to normal year end adjustments).

                  8.4.4. TAX INFORMATION. Within 120 days of the end of each fiscal year, the Company will cause to be delivered to each Member all information necessary for the preparation of such Member's Federal income tax returns, including a statement showing such Member's share of income, gains, losses, deductions and credits for such year for Federal income tax purposes and the amount of any distributions made to or for the account of such Member pursuant to this Agreement.

         8.5. TAX MATTERS PARTNER. Richard Dole shall be the tax matters partner for the Company ("Tax Matters Partner"). The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, ET SEQ. The Tax Matters Partner shall keep all Members informed of all notices from government authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Partner shall not compromise any dispute with the Internal Revenue Service without the approval of the Members.

         8.6. TAX ELECTIONS. The Tax Matters Partner shall have the authority to make all Company elections permitted under the Code that the Tax Matters Partner deems necessary or advisable, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be reserved to the Managing Member.

                                   SECTION IX

                               GENERAL PROVISIONS

         9.1. ASSURANCES. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Board of Managers deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

         9.2. NOTIFICATIONS. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by overnight courier service of national reputation, or by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to a Unit Holder at the Unit Holder's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by overnight courier service of national reputation will be deemed given the day after it is accepted by such service in good order for delivery the next day. A notice that is sent by mail will be deemed given three
(3) business days after it is mailed. Any party may designate, by notice to all of the others, a substitute address or addressees for notices; and, thereafter, notices to such party are to be directed to such substitute address or addressees.

         9.3. SPECIFIC PERFORMANCE. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to remedy fully the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

         9.4. COMPLETE AGREEMENT. This Agreement, including the exhibits and attachments hereto, constitutes the complete and exclusive statement of the agreement among the Members, and supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members holding not less than 80% of the outstanding Units held by Members.

         9.5. APPLICABLE LAW. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, excluding the law of conflicts, of the State of Delaware.

         9.6. HEADINGS. The headings herein are inserted as a matter of convenience only, and do not define or limit the scope of this Agreement or the intent of the provisions hereof.

         9.7. BINDING PROVISIONS. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective, successors and permitted assigns.

         9.8. SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be considered severable; and if, for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or otherwise affect those portions of this Agreement which are valid.

         9.9. ESTOPPEL CERTIFICATE. Each Member shall, within ten (10) days after receipt of a written request by any Member, deliver to the requesting Member a certificate stating, to the Member's knowledge, that: (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Member, or if there is a default, the nature and extent thereof. If such certificate is not received within the aforesaid ten (10) day period, the Managing Member shall cause the execution and delivery of the certificate on behalf of the requested Member, without qualification, pursuant to the power of attorney granted in Section 5.6.

         9.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

                                   CALTON, INC.


                                   By:
                                       -----------------------------------------
                                       Name: Anthony J. Caldarone
                                       Title:  President




                                   WHTP, L.L.C.




                                   By:
                                       -----------------------------------------
                                       Name:
                                       Title:


                                       -----------------------------------------
                                       Richard Dole

                                    EXHIBIT A

                     INNOVATION TECHNOLOGY PARTNERS, L.L.C.
                               OPERATING AGREEMENT

                    LIST OF MEMBERS, CAPITAL, AND PERCENTAGES


Name and Address                   Capital Contribution        Units          Percentage
----------------                   --------------------        -----          ----------
Calton, Inc.                           $1,500,000               510               51%
125 Half Mile Road, Suite 206
Red Bank, NJ 07701-6749
(Taxpayer I.D. No.: 22-2433361)

Richard Dole                              167,000*              151.08            15.108
29 Tiel Way
Houston, Texas 77019
Social Security No. ###-##-####

WHTP, L.L.C                               333,000**             338.92            33.892
5847 San Felipe, Suite 4545
Houston, Texas 77057
Taxpayer I.D. to be supplied


* Also contributing assets identified on Schedule 1 hereto having an Agreed Value of $20,405.
** Also contributing assets identified on Schedule 1 hereto having an Agreed Value of $40809.

                                    EXHIBIT B

                            CERTIFICATE OF FORMATION
                                       OF
                     INNOVATION TECHNOLOGY PARTNERS, L.L.C.

                                 [See Attached]

                                    EXHIBIT C

                                 PROMISSORY NOTE

                                 [See Attached]

                                    EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT E

                                     WARRANT

                                    EXHIBIT F

                              EMPLOYMENT AGREEMENTS

                                    EXHIBIT G

                OWNERSHIP AFTER EXERCISE OF OPTIONS AND WARRANTS